Exhibit 99.1

PRESS RELEASE

US $

Resolute to Indefinitely Idle Mersey Mill in Nova Scotia

MONTREAL, CANADA, June 15, 2012 – Resolute Forest Products (NYSE: RFP) (TSX: RFP) today announced that it will indefinitely idle the Mersey newsprint mill located in Brooklyn, Nova Scotia. The facility, owned by Bowater Mersey Paper Company Limited (BMPCL), is a joint venture between Resolute (51%) and the Washington Post (49%). The indefinite idling will be effective on Sunday, June 17, 2012.

“The mill produces newsprint primarily for export markets and is unable to compete due to declining prices in those markets, caused mainly by unfavorable currency fluctuations, stated Richard Garneau, President and Chief Executive Officer of Resolute. “The decision to indefinitely idle production at the facility was difficult as we are mindful of the impact it will have on affected employees and local communities. We have worked diligently with the provincial government, our employees, union leadership and other stakeholders but simply could not overcome the inherent challenges.”

The Company remains committed to customer service and delivery of high-quality products and will work closely with customers to ensure a smooth transition.

This indefinite idling will reduce capacity by approximately 250,000 metric tons of newsprint. Approximately 320 employees at the Mersey paper mill, associated woodlands, Oakhill sawmill and Brooklyn Power Corporation will be affected by this action. Resolute will continue to work collaboratively with governments to ensure that impacted employees are provided support during this transition.

The Company is currently assessing the feasibility of selling all of its assets in Nova Scotia, including its private timberlands, the paper mill, sawmill and Brooklyn Power.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates 21 pulp and paper mills and 22 wood products facilities in the United States, Canada and South Korea. Marketing its products in more than 90 countries, Resolute has third-party certified 100% of its managed woodlands to sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

Contacts

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com